CIRCLE

Lauren Fong <lauren@seedinvest.com>

This Thursday | Reg A+ Webinar

SeedInvest <events@seedinvest.com>
Reply-To: contactus@seedinvest.com
To: lauren@seedinvest.com

Mon, Mar 30, 2020 at 8:58 AM

seedinvest Invitation | Reg A+ Webinar



Reg A+ Webinar | Thursday, April 2nd at 4pm ET

Join us for a Reg A+ Webinar this Thursday, April 2nd at 4pm ET featuring five companies. This is a great opportunity to not only learn more about our Reg A+ companies, but also ask questions in real-time directly to management.

We're excited to announce the companies presenting:

- **Miso Robotics** | Artificially intelligent robots making food efficiently & consistently
- **Monogram Orthopaedics** | Robotics for high precision joint replacements
- **NowRx** | Tech-driven, on-demand pharmacy

- **Graze** | Electric, fully autonomous commercial lawn mower
- **Trust Stamp** | Global AI platform securely authenticating identity

REGISTER

Questions? **Email Us**. We're happy to help.

Trust Stamp is accepting reservations for an Offering under Tier II of Regulation A. No money or other consideration is being solicited, and if sent in response, it will not be accepted. No sales of securities will be made or commitment to purchase accepted until qualification of the offering statement by the Securities and Exchange Commission (the "Commission") and approval of any other required government or regulatory agency. A reservation is non-binding and involves no obligation or commitment of any kind. No offer to buy securities can be accepted and no part of the purchase price can be received without an Offering Statement that has been qualified by the Commission. A Preliminary Offering Circular that forms a part of the Offering Statement has been filed with the Commission, a copy of which may be obtained from Trust Stamp: https://www.seedinvest.com/trust.stamp

NowRx, Graze, Miso Robotics, and Monogram Orthopaedics Inc are offering securities through the use of an Offering Statement that has been qualified by the Securities and Exchange Commission under Tier II of Regulation A. A copy of the Final Offering Circular that forms a part of the Offering Statement may be obtained from: NowRx: https://www.seedinvest.com/nowrx, Graze: https://www.seedinvest.com/graze, Miso Robotics: https://www.seedinvest.com/miso.robotics, Monogram Orthopaedics Inc: https://www.seedinvest.com/monogram

member FINRA/SIPC, located at 61 Broadway, Suite 1705, New York, NY 10006. To learn more about investing in startups and its risks visit www.seedinvest.com/academy.